EXHIBIT 5.1


                                 October 4, 1996

Alliance Semiconductor Corporation
3099 North First Street
San Jose, CA  95134

         Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Alliance Semiconductor Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on or about October 4, 1996 in connection with the registration under the Securities Act of 1933, as amended, of a total of 750,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. As outside counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as the Company's outside counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement and the related Prospectus will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                                  Very truly yours,

                                                  VENTURE LAW GROUP
                                                  A Professional Corporation

                                                  /s/ Venture Law Group